Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Equity Incentive Plan of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheet of Cyclacel Pharmaceuticals, Inc as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2010 and the period from August 13, 1996 to December 31, 2010, which report appears in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

London, England

August 22, 2012